POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND

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COVINGTON, LA. (October 29, 2025) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors declared a quarterly cash dividend of $1.25 per share. The dividend will be payable on November 26, 2025 to holders of record on November 12, 2025.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 455 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

CONTACT:

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com